Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of February 19, 2007

by and among

1st SOURCE CORPORATION,

FINA BANCORP, INC.,

SHAREHOLDERS’ AGENT,
(as named herein)

and

HICKORY ACQUISITION, INC.

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; INTERPRETATION		1
1.01	DEFINITIONS.	1
1.02	INTERPRETATION	9
ARTICLE II THE MERGER		9
2.01	THE MERGER	9
2.02	CLOSING	10
2.03	EFFECTIVE TIME	10
2.04	EFFECTS OF THE MERGER.	10
2.05	ARTICLES OF INCORPORATION AND BY-LAWS	10
ARTICLE III CONSIDERATION; EXCHANGE PROCEDURE		10
3.01	CONVERSION OR CANCELLATION OF SHARES	10
3.02	EXCHANGE OF OLD CERTIFICATES; PAYMENT OF THE CONSIDERATION	14
3.03	ADJUSTMENTS TO PARENT COMMON STOCK	15
3.04	DISSENTING SHAREHOLDERS	16
3.05	EFFECT ON PARENT AND MERGER SUB STOCK	16
3.06	ESCROW	16
3.07	DETERMINATION OF FINAL PURCHASE PRICE ADJUSTMENT	16
3.08	PAYMENT OPTIONS	18
ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER		19
4.01	FORBEARANCES OF COMPANY	19
4.02	FORBEARANCES OF PARENT	21
4.03	COORDINATION OF DIVIDENDS	21
ARTICLE V REPRESENTATIONS AND WARRANTIES		21
5.01	DISCLOSURE SCHEDULES	21
5.02	STANDARD	22
5.03	REPRESENTATIONS AND WARRANTIES	22
ARTICLE VI COVENANTS		32
6.01	REASONABLE BEST EFFORTS	32
6.02	SHAREHOLDER APPROVALS	32
6.03	SEC FILINGS	33
6.04	COMPANY FINANCIAL STATEMENTS	34
6.05	PRESS RELEASES	34
6.06	ACCESS; INFORMATION	34
6.07	ACQUISITION PROPOSALS	35

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TABLE OF CONTENTS

Page

6.08	AFFILIATE AGREEMENTS	35
6.09	TAKEOVER LAWS AND PROVISIONS	35
6.10	EXCHANGE LISTING	35
6.11	REGULATORY APPLICATIONS	36
6.12	INDEMNIFICATION	36
6.13	EMPLOYEE MATTERS	38
6.14	NOTIFICATION OF CERTAIN MATTERS	40
6.15	CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES	40
6.16	TERMINATION OF AGREEMENTS	40
6.17	SALE OF CERTAIN REAL PROPERTY	40
6.18	SHAREHOLDERS’ AGENT	40
6.19	CURRENT PUBLIC INFORMATION	42
6.20	PARENT STOCK	42
ARTICLE VII CONDITIONS TO THE MERGER		42
7.01	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	42
7.02	CONDITIONS TO COMPANY’S OBLIGATION	43
7.03	CONDITIONS TO PARENT’S OBLIGATION	43
ARTICLE VIII TERMINATION		44
8.01	TERMINATION	44
8.02	EFFECT OF TERMINATION AND ABANDONMENT	45
ARTICLE IX MISCELLANEOUS		45
9.01	SURVIVAL	45
9.02	WAIVER; AMENDMENT	45
9.03	COUNTERPARTS	46
9.04	GOVERNING LAW	46
9.05	EXPENSES	46
9.06	NOTICES	46
9.07	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	47
9.08	SEVERABILITY	47
9.09	ALTERNATIVE STRUCTURE	47
EXHIBIT A FORM OF VOTING AGREEMENT
EXHIBIT B FORM OF AFFILIATE LETTER
SCHEDULE A TERMS OF SEVERANCE

-iii-

AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2007 (this “Agreement”), among 1st Source Corporation, an Indiana corporation (“Parent”), FINA Bancorp, Inc., an Indiana corporation (“Company”), Hickory Acquisition, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Wayne B. Welter, in his capacity as Shareholders’ Agent (as defined herein).

PREAMBLE

The Agreement provides for the acquisition of Company by Parent pursuant to the merger of Company with and into Merger Sub (the “Merger”), with Merger Sub the surviving corporation (the “Surviving Corporation”). The respective boards of directors of Parent, Merger Sub and Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code, subject to Section 3.08(b).

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company Common Stock have executed and delivered to Parent an agreement in substantially the form of Exhibit A (the “Voting Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreement, to vote the shares of Company Common Stock held of record by such persons to approve and adopt this Agreement.

Now, Therefore, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Company, Shareholders’ Agent and Merger Sub agree as follows:

ARTICLE I
Definitions; Interpretation

1.01 Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 51% of the voting power in Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 51% of the voting power in, or more than 51% of the business, assets or deposits of, Company or any of its Subsidiaries, other than the transactions contemplated hereby.

“Actual Equity” means Stockholders’ Equity as set forth on the Final Purchase Price Adjustment Statement.

“Actual Excess Equity Amount” means the difference (positive or negative) between (i) Actual Equity, and (ii) $69,051,000.

“Agreement” has the meaning assigned in the Preamble.

“All Cash Payment Option” has the meaning assigned in Section 3.08(b).

“Articles of Merger” has the meaning assigned to it in Section 2.03.

“Assumed Closing Parent Share Price” has the meaning assigned to it in Section 3.08(a).

“Benefit Arrangement” means, with respect to each of Parent and Company, each of the following (a) under which any of its employees or current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA).

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder.

“Burdensome Condition” has the meaning assigned in Section 6.11.

“Cash Designated Shares” has the meaning assigned in Section 3.01(c).

“Cash Election Shares” has the meaning assigned in Section 3.01(c).

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Closing Parent Share Price” means the average of the closing sale price of one share of Parent Common Stock, as quoted on the NASDAQ Global Select Market, for the ten full trading days ending on the third full trading day immediately preceding the Closing Date; provided, however, that in the event that such average is less than or equal to $25.663 (the “Lower Threshold”), the “Closing Parent Share Price” will be deemed to be $25.663, and provided, further, that in the event that such average is greater than or equal to $32.663 (the “Upper Threshold”), the “Closing Parent Share Price” will be deemed to be $32.663.

“COBRA” has the meaning assigned in Section 5.03(m)(9).

“Code” has the meaning assigned in the Preamble.

“Company” has the meaning assigned in the Preamble.

“Company Affiliate” has the meaning assigned in Section 6.08.

“Company Board” means the Board of Directors of Company.

“Company Common Stock” means the common stock, no par value, of Company.

“Company Financial Statements” means (x) the following items contained in Section 5.03(g) of Company’s Disclosure Schedule: (i) audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 2004 and 2005, and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, including the notes thereto, together with the report thereon of BKD, LLP, independent certified public accountants, and (ii) an unaudited consolidated balance sheet of Company and its Subsidiaries and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2006, including the notes thereto; (y) the audited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2006 and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows for the year then ended, including the notes thereto, together with the report thereon of BKD, LLP, independent certified public accountants (the “2006 Financial Statements”); and (z) unaudited consolidated balance sheets of Company and its Subsidiaries and related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for each fiscal quarter ended after December 31, 2006, including, in each case, the notes thereto (the “Subsequent Interim Financial Statements”).

“Company Meeting” has the meaning assigned in Section 6.02(b).

“Company Stock” means Company Common Stock.

“Confidentiality Agreement” has the meaning assigned in Section 6.06(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” has the meaning assigned in Section 5.03(l).

“Covered Employees” has the meaning assigned in Section 6.13(a).

“D&O Claims” has the meaning assigned in Section 6.12(f).

“Damages” has the meaning assigned in Section 6.12(f).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 23-1-44-8 of the IBCL.

“Dissenting Shareholder” has the meaning assigned in Section 3.04.

“Effective Time” has the meaning assigned in Section 2.03.

“Election Deadline” has the meaning assigned in Section 3.01(c).

“Election Form” has the meaning assigned in Section 3.01(c).

“Election Form Record Date” has the meaning assigned in Section 3.01(c).

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct on the Parent or Company concerning pollution, or protection of human health and safety or of the environment.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Escrow Agent” means the escrow agent to be designated by Parent, subject to the approval of Company pursuant to Section 7.01(g).

“Escrow Agreement” means that certain Escrow Agreement to be entered into dated as of the Closing Date, by and among Parent, the Shareholders’ Agent and the Escrow Agent, as contemplated by this Agreement and agreed to by the parties.

“Escrow Amount” means the sum of (i) the Indemnity Escrow Amount and (ii) the Purchase Price Adjustment Escrow Amount.

“Escrow Fund” has the meaning assigned in Section 3.06.

“Estimated Balance Sheet” has the meaning assigned in Section 3.01(b).

“Estimated Equity” has the meaning assigned in Section 3.01(b).

“Estimated Excess Equity Amount” means the difference (positive or negative) between (i) Estimated Equity and, (ii) $69,051,000.

“Estimated Purchase Price” means $135,000,000 (i) plus the Estimated Excess Equity Amount if the Estimated Excess Equity Amount is a positive number, or (ii) less the Estimated Excess Equity Amount if the Estimated Excess Equity Amount is a negative number.

“Estimated Purchase Price Statement” has the meaning assigned in Section 3.01(b).

“Exception Shares” means, collectively, shares of Company Common Stock that are (i) owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Company or by Parent and (ii) Dissenting Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.02(a).

“Final Purchase Price Adjustment” shall mean a Purchase Price Increase or a Purchase Price Decrease.

“Final Purchase Price Adjustment Statement” has the meaning assigned in Section 3.07(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“IBCL” means the Indiana Business Corporation Law, as amended.

“Indemnified Party” has the meaning assigned in Section 6.12(a).

“Indemnity Escrow Amount” means $4,000,000.

“Independent Accountant” shall mean an independent accounting firm designated and retained by Parent, subject to the approval in writing by Company pursuant to Section 3.07(c).

“Initial Parent Share Price” means $29.163, which is the average of the closing sale price of one share of Parent Common Stock, as quoted on the NASDAQ Global Select Market, for the ten full trading days ending on the third full trading day immediately prior to the date of this Agreement.

“Initial Per Share Cash Consideration” has the meaning assigned in Section 3.01(a).

“Initial Per Share Purchase Consideration” means the Initial Purchase Consideration divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Initial Per Share Stock Consideration” has the meaning assigned in Section 3.01(a).

“Initial Purchase Consideration” has the meaning assigned in Section 3.01(b).

“Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Lower Threshold” has the meaning assigned in the definition of “Closing Parent Share Price”.

“Mailing Date” has the meaning assigned in Section 3.01(c).

“Majority Holders” has the meaning assigned in Section 6.18(b).

“Material Adverse Effect” means, with respect to any person, any effect, change, event or circumstance that

(a) is material and adverse to the financial condition, results of operations, management, business or prospects of such person and its Subsidiaries, taken as a whole, excluding the impact of (1) changes in banking and other laws of general applicability or changes in the inter-pre-tation thereof by Governmental Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking or financial services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting the U.S. banking industry generally, unless such changes have a dis-propor-tion-ate impact on such person as compared to other companies in the banking industry, and (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby; or

(b) would materially impair the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

“Maximum Cash Consideration” means the product of (x) 60% and (y) the sum of the Initial Purchase Consideration and the Escrow Amount.

“Merger” has the meaning assigned in the Preamble.

“Merger Sub” has the meaning assigned in the Preamble.

“Minimum Cash Consideration” means the product of (x) 58% and (y) the sum of the Initial Purchase Consideration and the Escrow Amount.

“NASDAQ” means The NASDAQ Stock Market, Inc.

“New Certificates” has the meaning assigned in Section 3.02(a).

“No Election Shares” has the meaning assigned in Section 3.01(c).

“Non-Operating Real Estate” means the real property identified in Section 6.17 of the Company’s Disclosure Schedule.

“Old Certificate” has the meaning assigned in Section 3.01(a).

“Old Share” has the meaning assigned in Section 3.01(a).

“Parent” has the meaning assigned in the Preamble.

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Preferred Stock” means the Preferred Stock, no par value, of Parent.

“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“party” means Parent, Merger Sub, Company or Shareholder’s Agent.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“Person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the paragraph of its Disclosure Schedule corresponding to the applicable section of this Agreement, or any other paragraph of its Disclosure Schedule so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule (i) applies to the section of this Agreement in question and (ii) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to the section of this Agreement in question.

“Proposed Purchase Price Adjustment Statement” has the meaning assigned in Section 3.07(a).

“Proxy Statement” has the meaning assigned in Section 6.02(c).

“Purchase Price” means $135,000,000 (i) plus the Actual Excess Equity Amount if the Actual Excess Equity Amount is a positive number, or (ii) less the Actual Excess Equity Amount if the Actual Excess Equity Amount is a negative number.

“Purchase Price Adjustment Escrow Amount” means an amount to be mutually agreed upon in writing by Parent and Company; provided, however, that in no event shall such amount exceed $1,500,000.

“Purchase Price Decrease” has the meaning assigned in Section 3.07(d).

“Purchase Price Dispute Notice” has the meaning assigned in Section 3.07(b).

“Purchase Price Increase” has the meaning assigned in Section 3.07(d).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.11.

“Resolution Period” has the meaning assigned in Section 3.07(b).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning assigned in Section 5.03(g).

“Secretary of State” means the Secretary of State of the State of Indiana.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders’ Agent” has the meaning assigned in Section 6.18(a).

“Shareholders’ Committee” has the meaning assigned in Section 6.18(b).

“Stock Designated Shares” has the meaning assigned in Section 3.01(c).

“Stock Election Shares” has the meaning assigned in Section 3.01(c).

“Stockholders’ Equity” shall mean the consolidated common stockholders’ equity of Company, after adjusting to market value all unrealized securities gains and losses (whether or not such adjustment is required by, or is consistent with, GAAP); provided, that Stockholders’ Equity shall (i) not be adjusted with respect to a decrease in the fair market value of the Non-Operating Real Estate, unless Parent’s appraised value of the Non-Operating Real Estate is less than 95% of the value of such Non-Operating Real Estate set forth on the Estimated Balance Sheet and (ii) be adjusted to reflect the unrecorded portion of any payments that may become due and owing as of or after the Closing pursuant to any change-in-control or similar type agreements between Company and any of its directors, officers or employees.

“Subsidiary” and “Significant Subsidiary” have the meanings assigned to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Surviving Corporation” has the meaning assigned in the Preamble.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property which are used by a party or its Subsidiaries.

“Termination Date” has the meaning assigned in Section 8.01(c).

“Upper Threshold” has the meaning assigned in “Closing Parent Share Price.”

“Voting Agreement” has the meaning assigned in the Preamble.

1.02 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Sections, Exhibits or Schedules are to the Preamble to, or Section of, or Exhibits or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Exhibits and Schedules to it, taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Exhibits to it;

(5) to any Governmental Authority include any successor to that Governmental Authority; and

(6) to the date of this Agreement are to February 19, 2007.

(b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or maters immediately following it.

(d) The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II
The Merger

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Company will merge with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Company will terminate. Merger Sub will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of Indiana and shall be a wholly owned subsidiary of Parent.

2.02 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Parent located at 100 N. Michigan Street, South Bend, Indiana 46601, at 10:00 a.m. on the date (unless the parties agree to another time or date) that is, subject to Section 3.08, the last day of the month in which each of the conditions set forth in Article VII have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03 Effective Time. Subject to the provisions of this Agreement, in connection with the Closing, Merger Sub will duly execute and deliver articles of merger (the “Articles of Merger”) to the Secretary of State for filing under Section 23-1-40-5 of the IBCL. The parties will make all other filings or recordings required under the IBCL, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State, or at such later date or time as Parent and Company mutually agree (the time the Merger becomes effective being the “Effective Time”).

2.04 Effects of the Merger. The Merger will have the effects prescribed by the IBCL and other applicable law.

2.05 Articles of Incorporation and By-laws

(a) The Merger Sub certificate of incorporation, as in effect immediately before the Effective Time, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time.

(b) The Merger Sub by-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

ARTICLE III
Consideration; Exchange Procedure

3.01 Conversion or Cancellation of Shares

(a) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, shall be converted into and constitute the right to receive:

(1) at the election of the holder thereof as provided in, and subject to the provisions of Section 3.01(c) and Section 3.08, either:

(A) a number of shares of Parent Common Stock equal to the quotient, rounded to the nearest thousandth, obtained by dividing the Initial Per Share Purchase Consideration by the Closing Parent Share Price (the “Initial Per Share Stock Consideration”); or

(B) cash in an amount equal to the Initial Per Share Purchase Consideration (the “Initial Per Share Cash Consideration”), and

(2) the contingent right to receive additional amounts from the Escrow Fund as provided in the Escrow Agreement.

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article III (i) any dividends with respect to Company Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which he or she may be entitled pursuant to this Article III.

(b) Determination of Initial Purchase Consideration.

(1) The Initial Purchase Consideration shall equal (i) the Estimated Purchase Price minus (ii) the Escrow Amount (the “Initial Purchase Consideration”). Not later than five business days prior to the Closing Date, Company will deliver to Parent an estimated balance sheet of Company as of the close of business on the Closing Date (the “Estimated Balance Sheet”), including a statement setting forth its best estimate of Stockholders’ Equity (“Estimated Equity”) as of the Closing Date and a detailed calculation of the Estimated Purchase Price (taken together, the “Estimated Purchase Price Statement”). The Company shall deliver to Parent on the day prior to the Closing Date its updated Estimated Equity determined as of the close of business two days prior to the Closing Date. The Estimated Purchase Price Statement will be prepared using the updated Estimated Equity and applying GAAP, as modified by the definition of Stockholders’ Equity contained herein, and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by Company in the preparation of Company Financial Statements delivered prior to the date of this Agreement.

(2) On the day prior to the Closing Date the Company and Parent shall in good faith agree in writing to the amount of the Purchase Price Adjustment Escrow Amount.

(c) Election Procedures.

(1) An election form and other appropriate and customary transmittal materials in such form as Parent and Company shall mutually agree (the “Election Form”) shall be mailed on the date on which proxy materials relating to the Merger are mailed to holders of shares of Company Common Stock or such other date as Parent and Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the same date as the record date for eligibility to vote on the Merger (the “Election Form Record Date”).

(2) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Initial Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Initial Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. Eastern Standard time, on the first business day subsequent to the Company Meeting (or such other time and date as Parent and Company may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(3) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(4) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within five business days after the later to occur of the Election Deadline or the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(A) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Maximum Cash Consideration, then:

(I) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Initial Per Share Stock Consideration,

(II) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Initial Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate of cash that will be paid in the

Merger equals an amount as close as practicable but in no event greater than the Maximum Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Initial Per Share Stock Consideration, and

(III) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Initial Per Share Cash Consideration.

(B) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Minimum Cash Consideration, then:

(I) all Cash Election Shares shall be converted into the right to receive the Initial Per Share Cash Consideration,

(II) the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Initial Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but in no event less than the Minimum Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Initial Per Share Cash Consideration, and

(III) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Initial Per Share Stock Consideration.

(C) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal to or exceeds the Minimum Cash Consideration and does not exceed the Maximum Cash Consideration (as determined by the Exchange Agent), then subparagraphs (A) and (B) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Initial Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Initial Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and Company. In addition, the Parent and the shareholders of the Company who have executed the Voting Agreements may agree that a specified number of Stock Designated Shares or Cash Designated Shares, as applicable, may be selected from among the shares subject to the Voting Agreements prior to the pro rata selection process, after which the pro rata selection process will occur, if necessary.

For purposes of the calculations in this Section 3.01(c), but not for any pro rata selection process, Dissenting Shares shall be deemed to be Cash Election Shares.

(d) Exception Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder, each Exception Share shall cease to be outstanding,

shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Closing Parent Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.02 Exchange of Old Certificates; Payment of the Consideration.

(a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Parent shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by Parent and Company (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III and (2) certificates representing the shares of Parent Common Stock (“New Certificates”), each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to this Article III. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to Parent. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to Parent, and only as a general creditor thereof, for the consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than five business days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. After completion of the allocation procedure set forth in Section 3.01(c) and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and/or a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled. Parent shall be entitled to deduct and withhold from the Merger consideration such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Company shareholders in respect to which such deduction and withholding was made by Parent. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Initial Per Share Cash Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of Parent Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by the New Certificate.

(e) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of Parent of Old Shares.

(f) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Parent or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article III.

3.03 Adjustments to Parent Common Stock. If Parent changes (or Parent’s Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Initial Per Share Stock Consideration (and if appropriate the Upper Threshold and the Lower Threshold) shall be adjusted appropriately to provide the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.04 Dissenting Shareholders.

(a) Except as otherwise provided herein, each Dissenting Share shall not be converted into or represent a right to receive the Initial Per Share Purchase Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 23-1-44-8 of the IBCL. Company shall give Parent prompt notice upon receipt by Company of any demand for payment pursuant to Sections 23-1-44-8 and 23-1-44-9 of the IBCL and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent.

(b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 23-1-44-8 of the IBCL at or prior to the Effective Time, each of such holder’s shares of Company Common Stock shall be converted into a right to receive the Initial Per Share Purchase Consideration in accordance with the applicable provisions of this Agreement.

3.05 Effect on Parent and Merger Sub Stock.

(a) Each share of Parent Stock issued and outstanding immediately prior to the Effective Time will remain outstanding.

(b) Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will remain outstanding.

3.06 Escrow. On the Closing Date, Parent, the Escrow Agent and the Shareholders’ Agent shall execute the Escrow Agreement. By 9:00 a.m. Eastern Standard time on the day immediately following the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Escrow Agent, for the benefit and on behalf of the shareholders of Company an amount of cash equal to the Escrow Amount (the “Escrow Fund”) for disbursement in accordance with the terms of the Escrow Agreement. The Escrow Fund constitutes part of the consideration to be paid to the holders of Company Common Stock, receipt of which is subject to the terms and conditions of the Escrow Agreement

3.07 Determination of Final Purchase Price Adjustment. The Initial Purchase Consideration shall be subject to adjustment following the Closing Date as follows:

(a) As soon as practicable after the Closing, but in no event later than 60 days after the Closing Date, Parent will prepare (or cause to be prepared) and deliver to the Shareholders’ Agent a balance sheet of Company as of the close of business on the Closing Date, a statement setting forth the actual Stockholders’ Equity as of such date and a statement setting forth a detailed calculation of the Purchase Price and Final Purchase Price Adjustment (taken together the “Proposed Purchase Price Adjustment Statement”). The Proposed Purchase Price Adjustment Statement will be prepared applying GAAP, as modified by the definition of Stockholders’ Equity contained herein, and, to the extent consistent with GAAP, on the basis of the same accounting principles and practices used by Company in the preparation of Company Financial Statements delivered prior to the date of this Agreement.

(b) The Shareholders’ Agent shall have 15 days from receipt of the Proposed Purchase Price Adjustment Statement to give Parent written notice of his or her objection to any item or calculation contained in the Proposed Purchase Price Adjustment Statement, specifying in reasonable detail all disputed items and the basis therefore (a “Purchase Price Dispute Notice”). If the Shareholders’ Agent concurs with the Proposed Purchase Price Adjustment Statement or otherwise does not give Parent a Purchase Price Dispute Notice within such 15-day period, such Proposed Purchase Price Adjustment Statement shall be deemed final and conclusive with respect to the determination of the Final Purchase Price Adjustment and shall be binding on the parties for all purposes under this Agreement. If, however, the Shareholders’ Agent delivers a Purchase Price Dispute Notice objecting to any items or calculations contained in the Proposed Purchase Price Adjustment Statement within such 15-day period, Parent and the Shareholders’ Agent shall meet within 15 days following the date of the Purchase Price Dispute Notice (the “Resolution Period”) and shall attempt in good faith to resolve such objections and any written resolution by them as to any disputed amount shall be deemed final and conclusive with respect to the determination of the Final Purchase Price Adjustment and shall be binding on the parties for all purposes under this Agreement. Any amounts that were not timely disputed pursuant to a Purchase Price Dispute Notice (or if so disputed, subsequently resolved) may not be disputed. In all events the Proposed Purchase Price Adjustment Statement shall be final and binding, except to the extent of those amounts timely identified in a Purchase Price Dispute Notice in accordance with this paragraph.

(c) If Parent and the Shareholders’ Agent are unable to resolve the Shareholders’ Agent’s objections within the Resolution Period, then Parent shall designate and retain the Independent Accountant, subject to the written approval of Company, which approval shall not be unreasonably withheld or delayed. Following such approval by Company, Parent and the Shareholders’ Agent shall submit for review by the Independent Accountant all amounts and issues remaining in dispute and Parent’s and the Shareholders’ Agent responses thereto. All parties agree to execute, if requested by the Independent Accountant, a reasonable engagement letter with respect to the determination to be made by the Independent Accountant. The Independent Accountant will determine only those issues still in dispute at the end of the Resolution Period and the Independent Accountant’s determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accountant will be based solely on the information contained in the presentations with respect to such disputed items by Parent and the Shareholders’ Agent to the Independent Accountant and not on the Independent Accountant’s independent review. Each of Parent and the Shareholders’ Agent will use its reasonable best efforts to provide its presentations and related information as promptly as practicable following submission to the Independent Accountant of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accountant. Discovery shall be limited to documents designated by the Independent Accountant as necessary for it to assess the proper calculation of the Final Purchase Price Adjustment consistent with this Agreement. The Independent Accountant’s determination will be made within 30 days after its engagement (which engagement will be made no later than five business days after the end of the Resolution Period), or as soon thereafter as possible, and will be set forth in a written statement delivered to the Shareholders’ Agent and Parent. The Final Purchase Price Adjustment Statement as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Final Purchase Price Adjustment and shall be binding on Parent and the shareholders of Company for all purposes under this Agreement. In deciding any matter, the Independent Accountant (A) will be bound by the provisions of this Agreement and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Shareholders’ Agent or less than the smallest value for such item claimed by Parent or the Shareholders’ Agent. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne by (1) Parent in an amount equal to the proportion of the total disputed amount that the Independent Accountant finds in favor of the Shareholders’ Agent and (2) the Shareholders’ Agent in an amount equal to the proportion of the total disputed amount that the Independent Accountant finds in favor of Parent. The amount of the fees and expenses of the Independent Accountant to be paid by the Shareholders’ Agent will be assessed first against the Escrow Fund. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Accountant will be borne by the party incurring such cost and expense. The term “Final Purchase Price Adjustment Statement” will mean the definitive Proposed Purchase Price Adjustment Statement agreed to by the Shareholders’ Agent and Parent or resulting from the determination made by the Independent Accountant in accordance with this Section 3.07(c).

(d) In the event that the Purchase Price set forth on the Final Purchase Price Adjustment Statement exceeds the Estimated Purchase Price set forth on the Estimated Purchase Price Statement (such excess, together with interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date of payment, the “Purchase Price Increase”), then Parent shall promptly deliver to the Escrow Agent an amount in cash so that the sum of such cash and the Purchase Price Adjustment Escrow Amount shall be equal to the Purchase Price Increase. The Escrow Agent will promptly distribute an amount equal to the Purchase Price Increase from the Escrow Account to the former holders of Company Common Stock in accordance with the provisions of the Escrow Agreement. In the event that the Estimated Purchase Price set forth on the Estimated Purchase Price Statement exceeds the Purchase Price set forth on the Final Purchase Price Adjustment Statement (such excess, together with interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date of payment, the “Purchase Price Decrease”), then the Escrow Agent shall promptly disburse to Parent from the Escrow Account an amount equal to such Purchase Price Decrease, but in no event an amount greater than the Purchase Price Adjustment Escrow Amount. Any remaining Escrow Funds in excess of the Indemnity Escrow Amount shall be distributed to the former holders of Company Common Stock in accordance with the provisions of the Escrow Agreement.

3.08 Payment Options.

(a) In the event that the Closing Parent Share Price without regard to the Lower Threshold is less than $25.663, Parent shall elect to pay to the holders of Stock Election Shares and Stock Designated Shares (if applicable), for each Stock Election Share and Stock Designated Share (if applicable), either (i) in addition to the Initial Per Share Stock Consideration cash in an amount equal to the difference between $25.663 and the Closing Parent Share Price without regard to the Lower Threshold, (ii) a number of shares of Parent Common Stock equal to a quotient, rounded to the nearest thousandth, obtained by dividing the Initial Per Share Purchase Consideration by the Closing Parent Share Price without regard to the Lower Threshold, or (iii) a number of shares of Parent Common Stock equal to a quotient, rounded to the nearest thousandth, obtained by dividing the Initial Per Share Purchase Consideration by a figure between the Closing Parent Share Price without regard to the Lower Threshold and $25.663 (the “Assumed Closing Parent Share Price”), plus cash equal to the difference between $25.663 and the Assumed Closing Parent Share Price; provided, that if any such election by Parent other than pursuant to 3.08(a)(ii) would cause the condition of Section 7.01(f) to not be satisfied, then Parent shall offer the consideration set forth in Section 3.08(b).

(b) Notwithstanding anything else to the contrary contained herein, in the event that the Closing Parent Share Price is less than the Lower Threshold and Parent pursuant to Section 3.08(a) must offer the consideration set forth in this Section 3.08(b), then Parent shall pay to all holders of Old Certificates in cash in an amount for each Old Certificate equal to the Initial Per Share Cash consideration, regardless of any elections made pursuant to Article III (“All Cash Payment Option”).

(c) If the All Cash Payment Option is utilized, then Parent shall cause payment to be made to all holders of Old Certificates within the later to occur of (i) thirty (30) days following the Closing Date, which payment shall include interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date of payment, or (ii) within ten business days after satisfaction of the conditions of Section 3.02(b) with respect to the surrender by the holder of the Old Certificate to the Exchange Agent the Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, which payment shall include interest thereon at an annual rate of five percent (5.00%) from the Closing Date to the date thirty (30) days subsequent to the Closing Date.

ARTICLE IV
Conduct of Business Pending the Merger

4.01 Forbearances of Company. Company agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have a Material Adverse Effect with respect to Company.

(b) Operations. Enter into any new line of business or change its lending, investment, underwriting, risk, asset liability management or other material banking and operating policies or practices, except as required by applicable law, regulation or policies imposed by any Governmental Authority; provided, however, that on or before May 1, 2007, Company will structure its investment portfolio as set forth on Schedule 4.01(b)(ii).

(c) Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, or permit any additional shares of its stock to become subject to new grants.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on its common stock in amounts Previously Disclosed or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, securities or properties of any other entity.

(g) Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries.

(h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements, or make, change or revoke any material Tax election or change any method of Tax accounting.

(i) Adverse Actions. Subject to Section 3.08(b), but otherwise notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(j) Compensation; Employment Agreements; Etc. Enter into, amend, modify, or renew or terminate any employment, consulting, change-in-control or similar contract, agreement or arrangement with any director, or employee or consultant, or increase or decrease the cash or equity compensation or fringe benefits of, or pay any bonus to, any director, employee or consultant or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law, (2) with respect to employees who are not executive officers, to grant merit based or annual salary increases in the ordinary and usual course of business and in accordance with past practice, or (3) for employment arrangements for newly hired employees who are not executive officers in the ordinary and usual course of business consistent with past practice.

(k) Benefit Plans. Enter into, establish, adopt, amend, modify, or renew or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, or take any action to fund the payment of compensation or benefits under any Benefit Arrangement (other than in the ordinary and usual course), or materially change any actuarial of other assumptions used to calculate the funding obligations with respect to any Benefit Arrangement that is not a qualified plan under Section 401(a) of the Code or change the manner in which contributions to any Benefit Arrangement are made or the basis on which such contributions are determined, except (1) as may be required by applicable law or (2) amendments that do not increase benefits or result in increased administrative costs.

(l) Debt. Other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loan or advance.

(m) Litigation. Settle any suit, action, investigation or proceeding, except for any suit, action, investigation or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Company and its Subsidiaries, taken as a whole, and that does not involve or create precedent for any suit, action, investigation or proceeding that is reasonably likely to be material to Company or its Subsidiaries taken as a whole.

(n) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of Parent. Parent agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Company (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Subject to Section 3.08(b), but otherwise notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(b) Constituent Documents. Amend its Constituent Documents or the Constituent Documents of Merger Sub in a way that is adverse to the holders of Company Stock.

(c) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03 Coordination of Dividends. Until the Effective Time, Parent and Company will coordinate on the declaration of any dividends or other distributions with respect to Parent Common Stock and Company Common Stock and the related record dates and payment dates, it being intended that Company shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Company Common Stock (including any shares of Parent Common Stock received in exchange therefor in the Merger).

ARTICLE V
Representations and Warranties

5.01 Disclosure Schedules. Before entry into this Agreement, Parent delivered to Company a schedule and Company delivered to Parent a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02 Standard. For all purposes of this Agreement, no representation or warranty of a party contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b) and 5.03(c), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to such party.

5.03 Representations and Warranties. Except as Previously Disclosed, Company hereby represents and warrants to Parent and Merger Sub, and Parent hereby represents and warrants to Company, to the extent applicable, as follows:

(a) Organization, Standing and Authority. Each of it and, in the case of Parent only, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Capitalization.

(1) In the case of Company only: The authorized capital stock of Company consists of 325,000 shares of Company Common Stock. As of the date of this Agreement, 42,101 shares of Company Common Stock were outstanding and are held, as of the date of this Agreement, as Previously Disclosed. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Company Stock reserved for issuance, Company does not have any Rights outstanding with respect to Company Stock, and Company does not have any commitment to authorize, issue or sell any Company Stock or Rights. Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock.

(2) In the case of Parent only: The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of February 15, 2007, no more than 22,760,615 shares of Parent Common Stock and zero shares of Parent Preferred Stock were outstanding, no more than 859,662 shares of Parent Common Stock were subject to Rights granted under the stock option and incentive plans of Parent, and no more than 2,406,620 shares of Parent Common Stock were reserved for issuance under such plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Parent Common Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, as of the date of this Agreement, there are no shares of Parent Stock reserved for issuance, Parent does not have any Rights issued or outstanding with respect to Parent Stock, and Parent does not have any commitment to authorize, issue or sell any Parent Stock or Rights, except pursuant to this Agreement and outstanding Rights under stock option and other equity incentive plans of Parent. As of the date of this Agreement, Parent has no commitment to redeem, repurchase or otherwise acquire any shares of Parent Stock, except pursuant to stock option and other equity incentive plans of Parent.

(c) Subsidiaries.

(1) In the case of Company only, (A) it owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each of its Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Subsidiaries, in the case of Company, and its Significant Subsidiaries, in the case of Parent, has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. Each of it and, in the case of Parent only, Merger Sub has duly authorized, executed and delivered this Agreement. Subject only, in the case of Company only, to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its and, in the case of Parent only, Merger Sub’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices under the BHC Act and an application to the Indiana Department of Financial Institutions as required under the Indiana Financial Institutions Act, as amended, (B) filing of the Registration Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (C) receipt of the applicable shareholder approval described in Section 5.03(e), (D) the filing of the Articles of Merger with the Indiana Secretary of State, and (E) such filings with NASDAQ necessary to obtain the authorizations for listing of Parent Common Stock to be issued pursuant to the terms of this Agreement.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, it and, in the case of Parent only, Merger Sub is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(g) Financial Reports and SEC Filings.

(1) In the case of Parent only, its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “SEC Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements and (ii) in the case of Company only, Company Financial Statements were prepared from the books and records of Company and its Subsidiaries and fairly present or, in the case of any

Company Financial Statements delivered after the date hereof, will fairly present, in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company Financial Statements (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments. Parent has been in compliance in all material respects with the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder and has timely filed all SEC Filings required thereunder, and it will be in compliance in all material respects with the Securities Act, Exchange Act, and all rules and regulations of the SEC promulgated thereunder, and will file all SEC Filings between the date hereof and the Effective Time.

(2) In the case of Company only, it and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of Company Financial Statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to differences. Company and its Subsidiaries have maintained business records with respect to their respective assets, businesses and operations which are true, accurate and complete in all material respects, and Company is not aware of any material deficiencies in such business records. None of Company or its Subsidiaries has any of their primary records, systems, controls, data or information which are material to the operation of the businesses of it recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it.

(h) Material Adverse Effect. Since September 30, 2006:

(1) No event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of facts, circumstance, developments, changes and effects(whether or not described in any other paragraph of this Section 5.03), has, has had or is reasonably likely to have or result in a Material Adverse Effect with respect to it.

(2) It and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice.

(3) It and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(4) In the case of Company only, it and its Subsidiaries have not taken any action prior to the date of this Agreement that, if taken after the date of this Agreement, would constitute or cause a violation of Section 4.01.

(i) Litigation. Except, in the case of Parent, as set forth in its SEC Filings (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j) Regulatory Matters. Except, in the case of Parent, as set forth in its SEC Filings (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, has been advised or has reason to believe that it is reasonably likely to become subject to, any written order, decree, agreement (including an agreement under Section 4(m) of the BHC Act), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries.

(k) Compliance with Laws. Except, in the case of Parent, as set forth in its SEC Filings (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since December 31, 2004, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4)  is in compliance with the provisions of the Bank Secrecy Act, the USA Patriot Act and the regulations promulgated thereunder.

(l) Material Contracts; Defaults.

(1) In the case of Company only, neither it nor any of its Subsidiaries is a party to, bound by or subject to any of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) (each, a “Contract”):

(A) a Contract that would be a “direct financial obligation” within the meaning of Item 2.03(c) of the SEC’s Form 8-K, or an “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of the SEC’s Regulation S-K;

(B) a Contract containing obligations or liabilities of any kind to holders of the capital stock of it or any of its Subsidiaries as such (including an obligation to register any of such securities under any federal or state securities laws);

(C) a Contract that restricts the conduct of business by it or any of its Subsidiaries (including exclusivity obligations) or its or their ability to compete in any line of business;

(D) a Contract with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person or has an interest which involve aggregate payments in excess of $10,000;

(E) a Contract with any labor union or association representing any employee;

(F) a Contract that is a partnership or joint venture agreement;

(G) a Contract relating to the acquisition by it or any of its Subsidiaries of any operating business or the capital stock of any other person;

(H) a Contract under which it or any of its Subsidiaries agrees to indemnify any party or to share Tax liability of any person;

(I) a Contract for the purchase of materials, supplies, goods, services, equipment or assets providing for an annual payment by it or any of its Subsidiaries of $10,000 or more;

(J) a Contract granting options or rights of first refusal for the purchase or lease of any property for an aggregate purchase price in excess of $10,000 or of any real property; or

(K) any other Contracts pursuant to the terms of which there is either a current or future obligation or right of it or any of the Subsidiaries to make payments in excess of $10,000 or receive payments in excess of $10,000.

(2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m) Employee Benefit Plans.

(1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material. True and complete copies of all Benefit Arrangements, including any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party. All actuarial reports, Forms 5500 (with all schedules and attachments), audit reports, summary annual reports, summary plan descriptions and compliance tests (including nondiscrimination tests required under Sections 401(a)(4), 401(k) and 401(m) of the Code and coverage tests under Section 410(b) of the Code) for the most recent two years for which such reports or documents are available, relating to its Benefit Arrangements have been made available to the other party. Any documents related to voluntary or involuntary correction of any Benefit Arrangement under the IRS Employee Plans Compliance Resolution System or correction programs offered by the Department of Labor have been made available to the other party. With respect to any Benefit Arrangement that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, it has made available to the other party a determination of the withdrawal liability that would be incurred upon withdrawal from such plan as of the last day of the most recently completed plan year, or as of a more recent date. Any rulings, opinions, information letters, or advisory opinions or similar documentation issued by or received from the Internal Revenue Service or Department of Labor with respect to any Benefit Arrangement have been provided.

(2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Company or Parent, as the case may be, threatened litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(3) In all material respects, all Benefit Arrangements subject to Title IV and Section 302 of ERISA or Section 412 of the Code are in compliance with such sections of the Code and ERISA and the regulations promulgated thereunder. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof. All requirements under the Code and ERISA, the regulations promulgated under the Code and ERISA, and the PBGC regulations have been met with respect to any application for a minimum funding waiver under Section 303 of ERISA and Section 412(d) of the Code, such waiver was approved by the Internal Revenue Service, and all requirements under Section 303 of ERISA and Section 412(d) were met upon approval of such waiver. All applications, government responses, and communications to participants related to a minimum funding waiver application have been provided.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made as required by the Code, ERISA, and other applicable law and have otherwise been reflected on its consolidated financial statements included in its SEC Filings. Except as otherwise set forth in paragraph (3), none of its Benefit Arrangements or its ERISA Affiliates’ Benefit Arrangements, has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Neither it nor any of its Subsidiaries has any obligations for post-retirement health, life, or any other welfare or fringe benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such retiree health, life, or fringe benefit plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(6) Neither its execution of this Agreement, the consummation of the transactions contemplated hereby nor shareholder approval of the transactions covered by this Agreement will (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements or (C) cause any amounts to be non-deductible under Section 280G of the Code.

(7) All Benefit Arrangements that are subject to Section 409A of the Code are in substantial compliance in all material respects with Section 409A of the Code and any regulations or regulatory guidance issued thereunder. It and its Subsidiaries have not agreed to pay any of the taxes required to be paid under section 409A(a)(1) of the Code by reason of a Benefit Arrangement failing to comply with Section 409A of the Code and any regulations or regulatory guidance issued thereunder.

(8) No oral or written representation or communication with respect to any aspect of a Benefit Arrangement has been made to any employee on or before the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Arrangements.

(9) All Benefit Arrangements that are subject to the continuation coverage requirements as set forth in Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA (“COBRA”) are in all respects in material compliance with COBRA and the regulations promulgated thereunder.

(10) There has been no amendment to, written interpretation or announcement (whether or not written) by it or its Subsidiaries relating to Employee participation, coverage or benefits under any Benefit Arrangement that would increase the expense to it or its Subsidiaries maintaining the Benefit Arrangements above the level of expenses incurred in respect thereof for the 12-month period ending on December 31, 2006.

(n) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. In the case of Parent, it has made provision in accordance with GAAP, in the financial statements included in the SEC Filings filed on or before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its SEC Filings filed before the date hereof. In the case of Company, it has made provision in accordance with GAAP, in each of Company Financial Statements delivered on or before the date of this Agreement, for all Taxes that accrued on or before the ending date of such Company Financial Statement. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

(o) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately reflect in all material respects the transactions and obligations to which it or its Subsidiaries is a party, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and such books and records have been and are accurate and comply in all material respects with applicable legal, regulatory and accounting requirements.

(p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “interested shareholder,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including Chapter 43 of the IBCL. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that Company has retained Renninger & Associates, LLC as its financial advisor and Austin

Financial Services, Inc. to render a fairness opinion, the arrangements with which have been disclosed to Parent prior to the date hereof. Company agrees the payment of any fee owing to Renninger & Associates, LLC and Austin Financial Services, Inc. are the responsibility of Company, and that such fees will be paid in full prior to the Effective Time. As of the date of this Agreement, Company has received an oral opinion of Austin Financial Services, Inc., issued to Company, to the effect that the Merger Consideration is fair from a financial point of view to holders of Company Common Stock.

(r) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Company or any of its Subsidiaries (or its or their officers or directors) of any law, regulation or contract; and to the knowledge of Company, no employee or agent of Company, or any of its Subsidiaries has committed any act or omission giving rise to material liability for any such violation or breach.

(s) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body against it, arising under any Environmental Laws; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation on it under or in respect of any Environmental Laws; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to it under any Environmental Laws.

(t) Intellectual Property. In the case of Company only:

(1) It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property (including Technology Systems) that is used by it and its Subsidiaries in their respective businesses as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any person or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.

(2) It and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third person. There is no claim asserted, or to its knowledge threatened, against it and its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registrability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(3) No third person has infringed, misappropriated or otherwise violated it or its Subsidiaries' Intellectual Property rights. There are no claims asserted or threatened by it or its Subsidiaries, or decided by them to be asserted or threatened, that (A) a third person infringed or otherwise violated any of their Intellectual Property rights or (B) a third person's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(4) It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(u) Merger Sub. In the case of Parent only, all of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(v) Tax Treatment of Merger. Neither Parent nor Company has any knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the Code.

(w) Availability of Funds. Except as provided in Section 3.08(c), with respect to Parent only, it has or will have availability to it at the Effective Time to pay the aggregate Initial Per Share Cash Consideration and any cash consideration to be paid pursuant to any Purchase Price Increase, and to pay any other amounts pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE VI
Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and Company will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

6.02 Shareholder Approvals.

(a) The Company Board has authorized and approved this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to Company’s shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b) Subject to the Company’s right to terminate this Agreement pursuant to Section 8.01(a), (b), (e) or (f), the Company Board will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable law and its respective Constituent

Documents, all reasonable action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”), as promptly as reasonably practicable, to consider and vote upon approval of the plan of merger as well as any other such matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby. The Company Board will use reasonable best efforts to obtain from its shareholders the requisite vote approving the plan of merger contained in this Agreement, including a recommendation that its respective shareholders vote in favor of the Merger.

(c) In connection with the Company Meeting, Company shall prepare and distribute to its shareholders as soon as reasonably practicable a proxy statement and other proxy solicitation materials soliciting proxies from the holders of Company Common Stock in favor of the approval of the Merger (the “Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and representatives, in the preparation of the Proxy Statement. Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to submitting such to the Company shareholders. Each of Parent, Merger Sub and Company agrees that none of the information supplied or to be supplied by it to be included or incorporated by reference in the Proxy Statement will at the date of mailing to Company’s shareholders or at the time of the meeting of Company’s shareholders held for the purpose of obtaining the shareholders approval of the Merger and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Parent, Merger Sub and Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

6.03 SEC Filings.

(a) Parent, Merger Sub and Company will cooperate in ensuring that all filings required under SEC Rules 165 and 425 are timely and properly made. Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement, and, provided that the parties and their respective Subsidiaries have cooperated as required above, Parent agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Parent will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Parent also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Company agrees to furnish to Parent all information concerning Company, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Parent and Company each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent and Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement.

(c) Parent will advise Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Company Financial Statements. As promptly as practicable after the date hereof, Company shall cause to be prepared and delivered to Parent the 2006 Audited Financial Statements. As promptly as practicable after each fiscal quarter end, Company shall cause to be prepared and delivered to Parent the relevant Subsequent Interim Financial Statements.

6.05 Press Releases. Parent and Company will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. Parent and Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.06 Access; Information.

(a) Each of Parent and Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Parent nor Company will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party, or violate any law or regulation. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between Parent and Company (the “Confidentiality Agreement”).

(c) No investigation by Parent or Company of the business and affairs of the other party, pursuant to this Section 6.06 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated hereby.

(d) Each party hereby acknowledges that it is aware, and that it will advise its directors, officers, employees, and agents who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any person who has received from an issuer or its affiliates material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person.

6.07 Acquisition Proposals. Company will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, except as otherwise provided herein. Nothing contained in this Section 6.07 will prohibit Company from engaging in discussions with respect to any unsolicited Acquisition Proposals if, in the good faith judgment of the Board of Directors based upon the written advice of counsel to Company, failure to engage in such discussions would be a breach of its fiduciary duties or any other obligations under applicable law. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Company will promptly (within one business day) advise Parent following receipt of any Acquisition Proposal and the substance thereof, and will keep Parent apprised of any related developments, discussions and negotiations on a current basis.

6.08 Affiliate Agreements. Not later than the 15th day before the date of mailing of the Proxy Statement, Company will deliver to Parent a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of Company (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. Company will use its reasonable best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Parent and Company on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Exhibit B.

6.09 Takeover Laws and Provisions. Neither party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.10 Exchange Listing. Parent will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.11 Regulatory Applications. Parent and Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, (the “Requisite Regulatory Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable; provided, that Parent shall not be required to consummate the transactions contemplated hereby if, in the reasonable good faith judgment of Parent, any conditions or restrictions imposed in connection with any such Requisite Regulatory Approval may reasonably be expected to materially impair the ability of Parent to consummate the transactions contemplated hereby or operate any business operated by Parent, Company or any of their respective Subsidiaries following the Effective Time in substantially the same manner it has been operated prior to the date of this Agreement (a “Burdensome Condition”). Parent and Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.12 Indemnification.

(a) Following the Effective Time and for a period of six years following the Effective Time, the Surviving Corporation shall and Parent will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of Company and its Subsidiaries (each, an “Indemnified Party”), against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Company and its Subsidiaries.

(b) Prior to the Effective Date, Company will obtain tail coverage, in addition to its existing director and officer liability insurance coverage, to provide director’s and officer’s liability insurance through the sixth anniversary of the Effective Date that serves to reimburse the present and former officers and directors of Company or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Company or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided, that officers and directors of Company or any Subsidiary may be required to make application and provide customary representations and warranties to Company’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, that failure so to notify will not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a consequence.

(d) If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

(f) Parent shall be entitled to recover from, and be reimbursed out of, the Escrow Account in an amount up to the Indemnity Escrow Amount for any and all losses, liabilities (including any liabilities under Section 6.12(a) which are not otherwise covered by insurance (collectively, the “D&O Claims”), claims, expenses (including costs of investigation and defense and reasonable attorneys’ and accountants’ fees and expenses), or damages of any kind or nature whatsoever, whether or not involving a third party claim (collectively, the “Damages”) imposed upon, incurred by or asserted against Parent or any of its subsidiaries (including but not limited to the Surviving Corporation), directors, officers, employees, or other agents or representatives, or any of their respective successors or assigns (collectively “Parent Indemnitees”), resulting from, arising out of or based upon (X) any claim or action (whether pending or threatened) of a type Previously Disclosed against the Company, or (Y) any claim or action relating to Dissenting Shares (D&O Claims, (X) and (Y) collectively, the “Claims”) or (Z) any breach of any representation, warranty or covenant of Company (collectively, a “Breach”); provided, however, that any claim by Parent for indemnification pursuant to this Section 6.12(f) relating to any Claims must be made by providing notice thereof to the Shareholders Agent and the Escrow Agent on or before September 18, 2012, and any claim by Parent for indemnification pursuant to this Section 6.12(f) relating to any Breach must be made on or before the date the Escrow Agent releases the Purchase Price Adjustment Escrow in accordance with Section 3.07(d) above. The amount of any Claim with respect to the Dissenting Shares shall be equal to the difference between the amount per Dissenting Share paid pursuant to Section 3.04 of this Agreement and the Initial Per Share Cash Consideration, as adjusted for any Purchase Price Increase or Purchase Price Decrease. If at any time prior to September 18, 2012 Company or Parent receives a full release of all Parent Indemnitees in form reasonably satisfactory to Parent, with regard to any Claims made or threatened prior to that date, the Escrow Agent shall release to the former shareholders of the Company entitled to receive payments from the Escrow Account pursuant to Section 3.01(a)(2) any amount remaining in the Escrow Account attributable to the Indemnity Escrow Amount after full payment to Parent of any amounts to which it is entitled under this Section 6.12(f). If Company or Parent does not receive such a release, then the Escrow Agent may not release any amount until the date which is thirty (30) days from the date on which any Claim is dismissed with prejudice, or determined by judge or jury and such dismissal or determination has become a final and non-appealable judgment. If Parent has not notified the Escrow Agent and the Shareholders Agent of any Claim prior to September 18, 2012, the Escrow Agent shall release to the former shareholders of the Company entitled to receive payments from the Escrow Account pursuant to Section 3.01(a)(2) any amount remaining in the Escrow Account attributable to the Indemnity Escrow Amount after full payment to Parent of any amounts to which it is entitled under this Section 6.12(f). The amounts to be released pursuant to this Section 6.12(f) shall be set forth in a spreadsheet, or other form of written notice, provided jointly by Parent and the Shareholders’ Agent to the Escrow Agent and authorizing the payment of such specified amounts to Shareholders.

(g) Pursuant to Section 3.07(d) of this Agreement, in the event that the Estimated Purchase Price set forth on the Estimated Purchase Price Statement exceeds the Purchase Price set forth on the Final Purchase Price Adjustment Statement, then Parent and the Shareholders’ Agent shall execute and deliver a joint written direction to the Escrow Agent directing the Escrow Agent to (i) distribute to Parent an amount equal to such Purchase Price Decrease, but in no event shall Parent be entitled to recover an amount greater than the Purchase Price Adjustment Escrow Amount, and (ii) distribute any remaining Escrow Funds in excess of the Indemnity Escrow Amount to the former holders of Company Common Stock in accordance with the provisions of the Escrow Agreement. Upon receipt of such joint written direction, the Escrow Agent shall make the distributions to such accounts as Parent and Shareholders shall have designated to the Escrow Agent in writing.

(h) Pursuant to Section 3.07(d) of this Agreement, in the event that the Purchase Price set forth on the Final Purchase Price Adjustment Statement exceeds the Estimated Purchase Price set forth on the Estimated Purchase Price Statement, then Parent and the Shareholders’ Agent shall execute and deliver a joint written direction to the Escrow Agent directing the Escrow Agent to (i) accept from Parent the deposit of an amount of cash equal to the Purchase Price Increase, and (ii) distribute to the Shareholders all Escrow Funds other than the amount of the Escrow Indemnity Amount, including such additional deposited cash. Upon receipt of such joint written direction, the Escrow Agent shall make the distributions to such accounts as Shareholders shall have designated to the Escrow Agent in writing.

6.13 Employee Matters.

(a) As soon as practicable after the Effective Time, Parent shall provide the employees as of the Effective Time of Company and its Subsidiaries (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements (including base salary, annual bonus opportunities and annual equity grants) that are substantially similar to those provided to similarly situated employees of Parent and its Subsidiaries (without regard to grandfathered benefits provided to limited groups of employees of Parent). In addition, subject to the terms and conditions of Schedule A hereto, after the Effective Date, a Covered Employee whose employment is terminated due to Merger-related elimination of the Covered Employee’s position and who executes a valid waiver and release in a form acceptable to Parent (and who does not revoke such waiver and release during any applicable revocation period), shall be entitled to receive severance payments and benefits in accordance with Schedule A.

(b) Parent shall (1) provide all Covered Employees with service credit for purposes of eligibility (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by Company for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time.

(c) After the date of this Agreement: (i) Company shall, except as otherwise provided in Section 6.13(d), continue to sponsor, maintain and administer its 401(k) plan (the

“401(k) Plan”) and employee stock ownership plan (“ESOP”) in accordance with its terms and conditions as set forth in its plan and trust documents as of the date of this Agreement, and in accordance with applicable law; (ii) Parent shall continue to sponsor and maintain the 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan (the “Parent Plan”) in accordance with terms and conditions of the Parent Plan as set forth in its plan and trust documents as of the date of this Agreement and any amendments thereto, and in accordance with applicable law; (iii) the Company shall fund all unpaid employee contributions accrued through the Closing Date and owed to the 401(k) Plan, as well as any discretionary employer contributions to the 401(k) Plan or ESOP (with respect to compensation earned by participants through the Closing Date) determined by the Company before the Closing Date (and disclosed to Parent) in amounts not in excess of the discretionary employer contributions previously made by the Company and its affiliates to the 401(k) Plan and ESOP; (iv) Parent shall fund all unpaid employee contributions accrued through the Closing Date and owed to the Parent Plan, as well as any discretionary employer contributions (with respect to compensation earned by participants through the Closing Date) determined by Parent before the Closing Date in amounts not in excess of the discretionary employer contributions previously made by Parent to the Parent Plan; (v) the Company shall amend the 401(k) Plan and ESOP (after Parent has been given the opportunity to review and comment on each such amendment), to the extent not amended by the Closing Date, as may be necessary to maintain the tax-qualification of the 401(k) Plan and ESOP and their related employee benefit trusts for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, and to implement the amendments referred to in subsection (d) of this Section 6.13; (vi) Parent shall amend the Parent Plan (after the Company has been given the opportunity to review and comment on each such amendment), to the extent not amended by the Closing Date, as may be necessary to maintain the tax-qualification of the Parent Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively; (vii) Company shall do whatever the Parent and Company determine is necessary to correct any failures in the administration of the 401(k) Plan and ESOP that could affect the tax qualification of the 401(k) Plan and ESOP prior to the Closing Date, including a filing under the Internal Revenue Service’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; (viii) Company shall pay any excise taxes due if it is determined that a prohibited transaction has occurred in the 401(k) Plan or ESOP; and (ix) after the Closing, Parent shall either terminate the ESOP or merge it into Parent Plan at a time and in the manner determined by the Parent.

(d) Immediately prior to the Closing, the Company Board shall adopt resolutions (which may include appropriate amendments to the 401(k) Plan, including the full vesting of all 401(k) Plan participants upon termination) that terminate the 401(k) Plan effective immediately prior to the Closing. If any of the individual fiduciaries responsible for administering the 401(k) Plan resign from that position upon or after the date of this Agreement, the Company shall appoint another individual to that position (in the manner provided in the 401(k) Plan). Promptly after the Closing, Parent shall or shall cause Surviving Corporation to notify the 401(k) Plan participants and beneficiaries of the name, address and telephone number of each of the fiduciaries of the 401(k) Plan to whom questions about benefits due under the 401(k) Plan may be directed after the Closing. Parent also shall, or cause Surviving Corporation to, file or cause to be filed an application with the IRS for a favorable determination letter to the 401(k) Plan. Following receipt of such letter and the final liquidation of assets under the 401(k) Plan, such assets (net of any liabilities) shall be (i) distributed to each participant in accordance with the applicable distribution provisions of the 401(k) Plan, (ii) if directed by a participant, directly rolled over to an individual retirement arrangement or to a qualified plan of another employer that accepts direct rollovers, or (iii) if directed by any such participant, transferred in a direct rollover to the Parent Plan; provided, however, that the Parent Plan will not be obligated to accept any such rollover contributions prior to the receipt of such favorable determination letter. Parent shall, or cause Subsidiary Corporation to, timely file or cause to be filed an annual return (IRS Form 5500) for the 401(k) Plan for each plan year ending on or after the Closing Date for which such a return is required to be filed.

6.14 Notification of Certain Matters. Parent and Company will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII or (c) could reasonably be expected to result in a change to the investment securities portfolio policies, procedures, practices, characteristics or composition of Company or its Subsidiaries.

6.15 Certain Modifications; Restructuring Charges. Company and Parent shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Company and Parent shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and Company shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.15.

6.16 Termination of Agreements. Company shall use its commercially reasonably efforts to terminate the agreements identified in Section 6.16 of Company’s Disclosure Schedule, on or prior to the Closing Date.

6.17 Sale of Certain Real Property. Company shall use its commercially reasonably efforts to sell in arms-length transactions at commercially reasonable prices and other commercially reasonable terms the real property identified in Section 6.17 of Company’s Disclosure Schedule, on or prior to the Closing Date, subject to the approval of Parent, which approval shall not be unreasonably withheld.

6.18 Shareholders’ Agent.

(a) Company has designated Wayne B. Welter as the initial “Shareholders’ Agent” hereunder, and approval of this Agreement (including the plan of merger contained herein) by the requisite vote of the holders of Company Common Stock shall constitute ratification and approval of the designation of the Shareholders’ Agent as their true and lawful attorney-in-fact, for them in their name and on their behalf, (i) to give and accept notice in accordance with this Agreement and the Escrow Agreement or other agreement or document entered into in connection with the transactions contemplated by this Agreement and the Escrow Agreement, whether prior to, on or after the Effective Time, (ii) to execute the Escrow Agreement and any other agreement or document entered into in connection with the transactions contemplated by this Agreement and the Escrow Agreement, whether prior to, on or after the Effective Time, (iii) to waive any provisions of any such agreements, (iv) to authorize delivery to Parent of any funds from the Escrow Fund in accordance with the Escrow Agreement, (v) to settle disputes between the parties and (vi) to perform the other duties required of the Shareholders’ Agent under this Agreement, the Escrow Agreement and any other agreement or document to which the Shareholders’ Agent is a party. This power of attorney shall not be terminated or otherwise affected by the disability of any holder of Company Common Stock. This power of attorney shall terminate only when the duties of the Shareholders’ Agent have been fully performed or upon resignation as provided below. From and after the Effective Time, Parent and the Surviving Corporation shall be entitled to conclusively rely as to any obligation they may have hereunder to the former holders of Company Common Stock upon any written instruction, waiver, notice, request, demand or other communication delivered by or on behalf of the shareholders of Company by the Shareholders’ Agent.

(b) In the event of the resignation, death or incapacity of any Shareholders’ Agent, a new Shareholders’ Agent shall be appointed by a three (3) person committee consisting of Donna D. Welter, Wendy N. Meyers, and Cyril J. Welter (the “Shareholders’ Committee”). In the event that any individual authorized hereunder as a Shareholders’ Committee member shall die, become incapacitated, resign or otherwise fail to act on behalf of the Shareholders for any reason, a new individual shall be appointed to the committee by action or written consent of persons who held immediately prior to the Effective Time no less than a majority of the outstanding Company Common Stock (other than Excluded Shares) (the “Majority Holders”), and if none is so selected within thirty (30) days, then the Shareholders’ Committee shall be reduced by one member. The vote of the majority of the members of the Shareholders’ Committee members shall constitute the act of the Shareholders’ Committee. Upon formation, the Shareholders’ Committee shall designate one member as the notice recipient and furnish such member’s contact information to Parent. Thereafter, in each case under this Agreement whereby Parent is required to notify, contact or otherwise provide information or documents to the Shareholders’ Agent, if there is no person currently serving as a Shareholders’ Agent, such requirement shall be satisfied by Parent’s notification, contact or provision of information or documents to the designated Shareholders’ Committee member. Notwithstanding the formation of the Shareholders’ Committee, nothing in this Section 6.18(b) shall allow any extension or delay in the period of time that the Shareholders’ Agent is required to respond or otherwise act as set forth in this Agreement or the Escrow Agreement.

(c) The Shareholders’ Agent shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Shareholders’ Agent will have no obligation to act on behalf of the holders of Company Common Stock, except as expressly provided herein. The Shareholders’ Agent will have no liability to Parent, Merger Sub, Company, the Surviving Corporation or the holders of Company Common Stock with respect to actions taken or omitted to be taken in its capacity as Shareholders’ Agent, except with respect to the Shareholders’ Agent’s gross negligence or willful misconduct. Parent shall not be liable in any way to the shareholders of Company or Company based on any act or omission of the Shareholders’ Agent relating to this Agreement or the Escrow Agreement. The Shareholders’ Agent will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Shareholders’ Agent shall not be required to seek or follow any such direction, and shall be under no obligation to take any action in its capacity as Shareholders’ Agent, unless the Shareholders’ Agent is holding funds delivered to it under this Agreement or the Escrow Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Shareholders’ Agent, are sufficient to protect the Shareholders’ Agent against the losses which may be incurred by the Shareholders’ Agent in responding to such direction or taking such action. The Shareholders’ Agent shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Shareholders’ Agent) shall be entitled to conclusively rely on the opinions and advice of such persons. Any expenses incurred by the Shareholders’ Agent with respect to the foregoing shall be reimbursed out of the Escrow Fund, or if such fund has been depleted, and notwithstanding any provision hereof to the contrary, at the instruction of the Shareholders’ Agent out of and prior to any distributions to be made to the holders of Company Common Stock (other than holders of Dissenting Shares) pursuant to this Agreement or the Escrow Agreement, or such other mechanism established by the Shareholders’ Agent for the benefit of the holders of Company Common Stock (other than holders of Dissenting Shares) for such purpose, and in no event shall the Shareholders’ Agent be entitled to any other reimbursement for any expenses from the Escrow Fund.

6.19 Current Public Information. Parent agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to this Agreement with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of Parent Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act.

6.20 Parent Stock. Parent and Company each agrees that it shall not, and shall cause its directors, officers, subsidiaries and affiliates to not, directly or indirectly, take any action that is intended to manipulate the Closing Parent Share Price.

ARTICLE VII
Conditions to the Merger

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent, Merger Sub and Company to consummate the Merger is subject to the fulfillment or written waiver by Parent, Merger Sub and Company before the Effective Time of each of the following conditions:

(a) Shareholder Approval. The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of Company.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not include or impose a Burdensome Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f) Opinion of Tax Counsel. Subject to Section 3.08(b) hereof, Parent and Company shall have received an opinion of Krieg DeVault LLP (or another law firm as may be mutually agree upon in writing in good faith by Parent and Company) dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) Parent and Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of Company who receive shares of Parent Common Stock in exchange for their Company Common Stock, except with respect to any cash received. In rendering such opinion, Krieg DeVault LLP (or such other law firm) will be entitled to receive and rely upon customary certificates and representations of officers of Parent and Company.

(g) Escrow Agent and Agreement. Parent shall have designated the Escrow Agent, subject to the approval of Company (which approval shall not be unreasonably withheld or delayed) and the Escrow Agent shall have agreed to serve in such capacity, and Parent, the Shareholders’ Agent and the Escrow Agent will have duly executed and delivered a copy of the Escrow Agreement.

7.02 Conditions to Company’s Obligation. Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Company before the Effective Time of each of the following conditions:

(a) Parent’s Representations and Warranties. The representations and warranties of Parent in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent to that effect.

(b) Performance of Parent’s Obligations. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent to that effect.

7.03 Conditions to Parent’s Obligation. Parent’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent, before the Effective Time of each of the following conditions:

(a) Company’s Representations and Warranties. The representations and warranties of Company in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to that effect.

(b) Performance of Company’s Obligations. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to that effect.

ARTICLE VIII
Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time:

(a) Mutual Agreement. By mutual agreement of the parties in writing.

(b) Breach. By Parent or Company, upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein; or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided, that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c) Delay. By Parent or Company, if the Effective Time has not occurred by the close of business on August 31, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date; provided, further, that the Termination Date will be tolled for any period of time during which the Merger is enjoined by way of a temporary restraining order, injunction or otherwise.

(d) Denial of Regulatory Approval. By Parent or Company, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(e) Acceptance of Acquisition Proposal by Company. By Company, prior to the approval of the Merger at the Company Meeting, in order to concurrently enter into an agreement respecting an Acquisition Proposal that (i) has been received by the Company Board in compliance with Section 6.07 hereof, and (ii) the Company Board, based upon the written advice of counsel to Company and after consultation with its financial advisors and taking into account all legal, financial, tax, regulatory and other aspects of the proposal (including, without limitation, any break-up fees, expense reimbursement provisions, required financing and whether conditions to consummation are reasonably capable of being completed) has concluded in good faith that failure to terminate this Agreement and accept the Acquisition Proposal would be a breach of the fiduciary duty of the Company Board or any other obligation under applicable law; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.01(e) only after the fifteenth calendar day following the Company’s provision of written notice to Parent advising Parent that the Board of Directors is prepared to accept an Acquisition Proposal and setting forth the material terms and conditions of any such Acquisition Proposal, including the amount of consideration per share of Company Common Stock the stockholders of the Company will receive (valuing any non-cash consideration at what the Company Board determines in good faith, after consultation with its independent financial advisor, to be the fair value of the non-cash consideration) and only if (i) during such fifteen-calendar day period, the Company has caused its financial and legal advisors to negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement such that acceptance of such Acquisition Proposal would no longer be in the best interests of the

Company, and (ii) the Company Board has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that failure to terminate this Agreement and accept the Acquisition Proposal, even after giving effect to the adjustments proposed by Parent, would be a breach of the fiduciary duties of the Company Board or any other obligations under applicable laws; and provided further that such termination shall not be effective until the Company pays the Termination Fee in accordance with Section 8.02(b) hereof.

(f) Acceptance of Acquisition Proposal by Parent. By Company if Parent has entered into an agreement with respect to an Acquisition Proposal which would result in the acquisition of all Parent Common Stock by a person or entity not an affiliate of Parent as of the date hereof.

8.02 Effect of Termination and Abandonment.

(a) General Provisions. If this Agreement is terminated and the Merger is abandoned, no party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(q), Section 6.06(b), this Section 8.02 and Article IX will survive termination of this Agreement.

(b) Termination Fee to Parent. If the Company terminates this Agreement pursuant to Section 8.01(e), then the Company shall pay Parent an amount equal to $4,500,000 in immediately available funds by wire-transfer to an account designated by Parent, on or prior to the earlier of the date on which an agreement with respect to the Acquisition Proposal is executed and the date on which the Acquisition Proposal is consummated. Notwithstanding anything to the contrary contained in this Agreement, any payment of the fee pursuant to this Section 8.02(b) shall represent the sole remedy for any termination of this Agreement requiring such payment and the Company and its Subsidiaries shall have no further liability under this Agreement.

ARTICLE IX
Miscellaneous

9.01 Survival. All representations, warranties, covenants and agreements made or undertaken by Parent or Company in this Agreement are material, have been relied upon by the other, shall survive the Effective Time, shall not merge in the performance of any obligation by any party, and shall terminate and expire on the date on which the Purchase Price Increase or Purchase Price Decrease, as applicable, is paid pursuant to Section 3.07. Notwithstanding anything in this Agreement to the contrary, this Article IX and the covenant of Parent made pursuant to Section 6.12 will survive the Effective Time.

9.02 Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or, after any approval of the plan of merger contained in this Agreement by the shareholders of Parent or Company, require submission or resubmission of this Agreement or the plan of merger contained herein to the shareholders of Parent or Company without the further approval of such shareholders.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04 Governing Law. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within that State.

9.05 Expenses. Except as set forth in Section 8.02 or the Escrow Agreement, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and all such expenses shall be paid or accrued prior to the Effective Time.

9.06 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Company, to: FINA Bancorp, Inc. 14 Indiana Avenue
Valparaiso, Indiana 46383-5699
Attention: Wayne B. Welter, President
Facsimile: (219) 464-3874
with a copy to: John W. Tanselle
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Facsimile: (317) 636-1507
If to Parent or Merger Sub, to: 1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601
Attention: Christopher J. Murphy III, President and Chief Executive Officer Facsimile: (574) 235-2033

with a copy to: Richard L. Mintz
Barnes & Thornburg LLP
100 North Michigan
600 First Source Bank Center
South Bend, Indiana 46601
Facsimile: (574) 237-1125

If to the shareholders of Company or the Shareholders’ Agent:

Wayne B. Welter
3201 Parker Drive Valparaiso, IN 46383

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Parent and Company regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreements. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.12, which is intended to benefit the Indemnified Parties to the extent stated, and the provisions of the Escrow Agreement, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Parent and Company.

9.08 Severability . If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.09 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreements, before the Effective Time, Parent may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided, that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of Company, (2) such revision does not adversely affect the tax consequences to the shareholders of Company; provided that, if Section 3.08(b) becomes applicable, clause (2) of this Section 9.09 shall not be applicable, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof), other than Section 7.01(f) if Section 3.08(b) becomes applicable. This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

1st SOURCE CORPORATION
By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

HICKORY ACQUISITION, INC.
By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
President and Chief Executive Officer

FINA BANCORP, INC.
By:	/s/ Wayne B. Welter
Wayne B. Welter, President

WAYNE B. WELTER, AS SHAREHOLDERS’ AGENT
By:	/s/ Wayne B. Welter
Wayne B. Welter, as Shareholders’ Agent